EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Diebold, Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187 and 333-60578) on Form S-8 of Diebold, Incorporated of our reports dated January 28, 2004, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Diebold, Incorporated.

/s/KPMG LLP

KPMG LLP
Cleveland, Ohio
March 2, 2004